ABSC NC 2006-HE4
Asset Backed Securities Portfolio Analysis

4,726 records
Balance: 909,199,782
All records

Selection Criteria: All records
Table of Contents
  FICO (First Liens Only)
  FICO (Second Liens Only)
  FICO (IO Loans)

1. FICO (First Liens Only)

FICO (First Liens Only)	Unpaid Principal Balance	Avg LTV	Max LTV	% Full Doc	% Owner Occ	% IO	WAC	MARGIN	% Second Lien (Simultaneous or Silent)
500 - 519	41,634,971.61	75.10	90.00	82.02	98.03	0.00	9.212	6.396	2.78
520 - 539	53,902,128.86	75.75	90.00	80.95	98.48	0.00	8.977	6.274	8.20
540 - 559	69,247,891.32	78.46	95.00	63.45	96.05	0.00	8.858	6.319	7.42
560 - 579	67,127,457.40	78.99	95.00	63.83	95.78	0.15	8.559	6.258	8.62
580 - 599	95,866,914.00	81.62	95.00	71.96	97.70	3.87	8.196	6.157	27.58
600 - 619	119,657,415.81	82.39	95.00	68.29	95.29	7.94	7.825	6.150	29.16
620 - 639	130,200,300.57	82.38	100.00	47.94	93.58	7.48	7.952	6.140	48.64
640 - 659	104,519,336.24	82.73	100.00	48.30	89.14	9.20	7.625	6.139	41.21
660 - 679	65,589,988.57	83.60	100.00	47.02	88.88	5.23	7.625	6.130	45.45
680 - 699	46,936,120.78	83.11	100.00	41.15	81.58	10.29	7.636	6.145	48.55
700 - 719	25,076,010.42	83.68	100.00	36.64	79.30	3.66	7.355	6.086	38.18
720 - 739	19,601,474.71	82.43	100.00	34.63	78.12	7.73	7.851	6.111	50.37
740 - 759	12,596,320.22	81.16	100.00	24.28	79.16	10.92	7.488	6.161	57.02
760 - 779	6,487,274.56	80.15	95.00	19.56	58.43	18.91	7.970	6.147	56.85
780 - 799	3,084,761.67	81.32	95.00	45.52	59.02	5.94	7.711	6.154	19.26
800 - 819	830,753.21	64.43	80.00	65.13	65.13	0.00	7.226	6.300	34.87
Total:	862,359,119.93	81.11	100.00	58.05	92.23	5.35	8.097	6.190	31.08

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2. FICO (Second Liens Only)

FICO (Second Liens Only)	Unpaid Principal Balance	Avg LTV	Max LTV	% Full Doc	% Owner Occ	% IO	WAC	MARGIN	% Second Lien (Simultaneous or Silent)
560 - 579	622,647.70	99.59	100.00	100.00	100.00	0.00	12.061	0.000	0.00
580 - 599	9,134,675.69	99.80	100.00	100.00	99.70	0.00	11.662	0.000	0.00
600 - 619	4,513,090.26	99.91	100.00	89.65	97.52	0.00	11.614	0.000	0.00
620 - 639	8,796,921.66	99.96	100.00	36.93	93.16	0.00	12.040	0.000	0.00
640 - 659	7,166,852.27	99.83	100.00	21.11	92.80	0.00	11.658	0.000	0.00
660 - 679	5,814,034.53	99.81	100.00	31.92	95.69	0.00	10.905	0.000	0.00
680 - 699	3,152,435.96	99.45	100.00	21.62	97.23	0.00	10.916	0.000	0.00
700 - 719	2,945,789.63	99.92	100.00	11.33	95.16	0.00	10.942	0.000	0.00
720 - 739	1,670,834.09	100.00	100.00	37.74	81.61	0.00	10.553	0.000	0.00
740 - 759	771,711.01	100.00	100.00	1.94	84.21	0.00	11.275	0.000	0.00
760 - 779	1,677,895.41	99.56	100.00	20.21	100.00	0.00	10.923	0.000	0.00
780 - 799	573,773.37	100.00	100.00	17.23	85.55	0.00	10.781	0.000	0.00
Total:	46,840,661.57	99.83	100.00	48.08	95.20	0.00	11.461	0.000	0.00

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3. FICO (IO Loans)

FICO (IO Loans)	Unpaid Principal Balance	Avg LTV	Max LTV	% Full Doc	% Owner Occ	% IO	WAC	MARGIN	% Second Lien (Simultaneous or Silent)
560 - 579	101,705.54	62.58	62.58	100.00	100.00	100.00	7.450	0.000	0.00
580 - 599	3,711,211.12	82.21	95.00	96.50	100.00	100.00	7.429	6.077	20.68
600 - 619	9,497,161.74	82.37	94.11	71.88	99.10	100.00	7.657	6.054	24.35
620 - 639	9,736,056.45	83.35	95.00	69.86	97.22	100.00	7.752	6.082	52.72
640 - 659	9,612,771.98	82.98	95.00	82.30	89.72	100.00	7.432	6.069	38.75
660 - 679	3,429,020.86	78.41	90.00	36.74	91.17	100.00	7.791	6.069	65.71
680 - 699	4,828,769.22	84.61	95.00	34.14	85.98	100.00	8.011	6.161	38.60
700 - 719	916,654.99	95.00	95.00	53.37	100.00	100.00	8.381	6.167	0.00
720 - 739	1,516,149.95	83.92	95.00	100.00	73.87	100.00	7.076	5.940	73.87
740 - 759	1,375,408.56	80.00	80.00	11.90	100.00	100.00	7.347	6.250	100.00
760 - 779	1,226,978.15	83.77	85.00	0.00	90.68	100.00	8.306	6.225	84.68
780 - 799	183,349.99	95.00	95.00	100.00	100.00	100.00	6.700	5.950	0.00
Total:	46,135,238.55	82.91	95.00	66.07	93.86	100.00	7.658	6.088	42.46

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Credit Suisse
11 Madison Avenue
New York, New York 10010
www.credit-suisse.com
Apr 18, 2006 22:00

The depositor has filed a registration statement (including aprospectus) with the SEC for the offering to which this free writingprospectus relates. Before you invest, you should read the prospectus inthat registration statement and other documents the depositor has filedwith the SEC for more complete information about the depositor and thisoffering. You may get these documents for free by visiting EDGAR on theSEC Web site at www.sec.gov. Alternatively, the depositor, anyunderwriter or any dealer participating in the offering will arrange tosend you the prospectus if you request it by calling toll-free1-800-221-1037.This free writing prospectus is not required to contain all informationthat is required to be included in the base prospectus and theprospectus supplement. The information in this free writing prospectusis preliminary and is subject to completion or change. The informationin this free writing prospectus, if conveyed prior to the time of yourcommitment to purchase, supersedes information contained in any priorsimilar free writing prospectus relating to these securities.This free writing prospectus is being delivered to you solely to provideyou with information about the offering of the mortgage-backedsecurities referred to in this free writing prospectus and to solicit anindication of your interest in purchasing such securities, when, as andif issued. Any such indication of interest will not constitute acontractual commitment by you to purchase any of the securities. Youmay withdraw your indication of interest at any time.The information in this free writing prospectus may be based onpreliminary assumptions about the pool assets and the structure. Anysuch assumptions are subject to change. The information in this free writing prospectus may reflect parameters,metrics or scenarios specifically requested by you. If so, prior to thetime of your commitment to purchase, you should request updatedinformation based on any parameters, metrics or scenarios specificallyrequired by you. Neither the issuer of the securities nor any of its affiliates prepared,provided, approved or verified any statistical or numerical informationpresented in this free writing prospectus, although that information maybe based in part on loan level data provided by the issuer or itsaffiliates.